Exhibit 4.11

EXECUTION COPY

LOAN AGREEMENT

Dated as of December 28, 2005

among

WELLPOINT, INC.,

as the Borrower,

BANK OF AMERICA, N.A.,

as Administrative Agent

and

The Other Lenders Party Hereto

CITIGROUP GLOBAL MARKETS INC.

and

MERRILL LYNCH BANK USA,

as Co-Documentation Agents

BANC OF AMERICA SECURITIES LLC

and

GOLDMAN SACHS CREDIT PARTNERS, L.P.,

as Joint Lead Arrangers

and

Joint Book Managers

i

		Page
9.06	Resignation of Administrative Agent	49
9.07	Non-Reliance on Administrative Agent and Other Lenders	49
9.08	No Other Duties, Etc.	50

ARTICLE X MISCELLANEOUS		50

10.01	Amendments, Etc	50
10.02	Notices; Effectiveness; Electronic Communication.	51
10.03	No Waiver; Cumulative Remedies	52
10.04	Expenses; Indemnity; Damage Waiver.	52
10.05	Payments Set Aside	54
10.06	Successors and Assigns.	54
10.07	Treatment of Certain Information; Confidentiality	58
10.08	Right of Setoff	59
10.09	Interest Rate Limitation	59
10.10	Counterparts; Integration; Effectiveness	60
10.11	Survival of Representations and Warranties	60
10.12	Severability	60
10.13	Replacement of Lenders	60
10.14	Governing Law; Jurisdiction; Etc.	61
10.15	USA PATRIOT Act Notice	62
10.17	Entire Agreement	62
10.18	Waiver of Jury Trial	1

SCHEDULES

2.01	Commitments And Applicable Percentages

5.08	Disclosed Matters

5.10	ERISA Matters

5.13	Material Agreements

7.01	Existing Liens

7.04	Subsidiary Debt

10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Loan Notice

B	Note

C	Assignment and Assumption

D	Guaranty

E	Opinion Matters

LOAN AGREEMENT

This LOAN AGREEMENT (“Agreement”) is entered into as of December 28, 2005, among WELLPOINT, INC., an Indiana corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), CITIGROUP GLOBAL MARKETS INC. and MERRILL LYNCH BANK USA as Co-Documentation Agents (the “Co-Documentation Agents”), BANC OF AMERICA SECURITIES LLC (“BAS”) and GOLDMAN SACHS CREDIT PARTNERS, L.P. (“GSCP”), as Joint Lead Arrangers and Joint Book Managers (the “Arrangers”), and BANK OF AMERICA, N.A., as Administrative Agent.

The Borrower has requested that the Lenders provide a term loan facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms.    As used in this Agreement, the following terms shall have the meanings set forth below:

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Loan Agreement.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of (a) prior to the Closing Date, the Aggregate Commitments represented by such Lender’s Commitment at such time and (b) on and after the Closing Date, the aggregate outstanding principal amount of the Loans represented by the aggregate outstanding principal amount of such Lender’s Loan at such time. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on

Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, from time to time, the following percentages per annum in respect of the Eurodollar Rate Loans and the Base Rate Loans, as the case may be, based upon the Debt Rating as set forth below:

Applicable Rate

Pricing Level	Debt Ratings S&P/Moody’s	Eurodollar Rate+	Base Rate+
1	Equal to or greater than A/A2 but less than A+/A1	0.30%	0.0%
2	Equal to or greater than A-/A3 but less than A/A2	0.35%	0.0%
3	Equal to or greater than BBB+/Baa1 but less than A-/A3	0.40%	0.0%
4	Equal to or greater than BBB/Baa2 but less than BBB+/Baa1	0.50%	0.0%
5	Less than BBB/Baa2	0.625%	0.0%

“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of the Borrower’s non-credit-enhanced, senior unsecured long-term debt; provided that if a Debt Rating is issued by each of the foregoing rating agencies, then the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest) unless there is a split in Debt Ratings of more than one level, in which case the Pricing Level that is one level lower than the Pricing Level of the higher Debt Rating shall apply.

Initially, the Applicable Rate shall be determined based upon Pricing Level 3 set forth above. Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change. If either S&P or Moody’s shall cease to have in effect a rating of the Borrower’s non-credit enhanced, senior unsecured long-term debt and Fitch Ratings shall have in effect a rating of such debt, then the ratings of Fitch Ratings will be substituted for the ratings of such agency for all the purposes of the foregoing provisions of this definition of “Applicable Rate”.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means BAS and GSCP, each in its capacity as a joint lead arranger and joint book manager.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form approved by the Administrative Agent.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2004 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Authorized Officer” the chief executive officer, president, chief financial officer or treasurer of a Loan Party, acting singly. Any document delivered hereunder that is signed by an Authorized Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Authorized Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means the Loans during the periods in which they bear interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capitalized Lease” of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Equivalents” means any of the following types of investments, to the extent owned by the Borrower free and clear of all Liens:

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(c) commercial paper issued by any Person organized under the laws of any state of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof; and

(d) Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for the purpose of Section 3.04(b), any Lending Office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority.

“Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of equity interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding equity interests in the Borrower or (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were not (i) directors of the Borrower on the date of this Agreement, (ii) nominated by the board of directors of the Borrower, or (iii) appointed by directors referred to in the preceding clauses (i) and (ii).

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, as to each Lender, its obligation to make a Loan to the Borrower pursuant to Section 2.01, in a principal amount equal to the amount set forth opposite such Lender’s name on Schedule 2.01, as it may be reduced pursuant to Section 2.04, or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement, provided, that (a) if the Securities are issued during the period between the date hereof and the date the Loans are made, the Commitment of each Lender shall be reduced ratably by an amount equal to the Net Cash Proceeds from the issuance of the Securities and (b) the Commitment of each Lender shall be reduced ratably by the amount, if any, by which the sum of the aggregate undrawn commitments and aggregate outstanding borrowings under the Permanent Credit Facilities exceeds $2,500,000,000 during such period.

“Contingent Obligation” of a Person means any obligation arising under any agreement, undertaking or arrangement by which (a) such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the financial obligation or liability of any other Person, or (b) agrees to maintain the net worth or working capital or other financial condition of any other Person, or (c) otherwise assures any creditor of such other Person against loss, including, without limitation, in each case, any comfort letter, operating agreement or take-or-pay contract or application for a letter of credit, but excluding in each case obligations incurred by either Loan Party or any Insurance Subsidiary under insurance policies or contracts entered into in the ordinary course of business and endorsements of instruments for deposit or collection in the ordinary course of business.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with one or both of the Loan Parties and/or one or more of the Subsidiaries, are treated as a single employer (i) under Section 414(b) or (c) of the Code or (ii) for the purposes of Section 302 of ERISA or Section 412 of the Code, under Section 414(b), (c), (m) or (o) of the Code.

“Debt” of a Person means such Person’s (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (c) obligations described in clauses (a), (b), (d), (e), (f) and (g), whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, bonds, or similar instruments, (e) Capitalized Lease Obligations, (f) Contingent Obligations in respect of Debt and (g) obligations for which such Person is obligated pursuant to or in respect of a letter of credit.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2% per annum; provided, however, that with respect to Eurodollar Rate Loans, the Default Rate shall be an interest rate equal to the interest rate or rates (including any Applicable Rate) otherwise applicable to such Loans plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Disclosed Matter” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 5.08 hereto.

“Dollar” and “$” mean lawful money of the United States.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or binding agreements relating to the environment or the release of any Hazardous Materials into the environment.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means with respect to any Person, the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurodollar Rate” means for any Interest Period with respect to Eurodollar Rate Loans or any portion thereof:

(a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the portion of the Eurodollar Rate Loans being continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

“Eurodollar Rate Loan” means the Loans during the period in which they bear interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income including in the case of a Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) any backup withholding tax) (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any withholding tax imposed by the jurisdiction in which the Borrower is resident that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or the date on which a Participant becomes entitled to the benefits of Section 3.01 pursuant to Section 10.06(d) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a).

“Existing 5-Year Credit Agreement” means that certain Amended and Restated Five-Year Credit Agreement dated as of November     , 2005 among the Borrower, Bank of America, N.A., as administrative agent, and the lenders party thereto, as amended, amended and restated or otherwise modified from time to time.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement between the Borrower, the Administrative Agent and BAS dated September 27, 2005.

“Financial Officer” of a Person means the chief financial officer, principal accounting officer, treasurer or controller of such Person or any officer having substantially the same position for such Person.

“Fiscal Quarter” means one of the four three-month accounting periods comprising a Fiscal Year.

“Fiscal Year” means the twelve-month accounting period ending December 31 of each year.

“Fitch Ratings” means Fitch Ratings, a wholly-owned subsidiary of Fimalac, S.A., and any successor thereto.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any government (foreign or domestic) or any state or other political subdivision thereof or any governmental body, agency, authority, department or commission (including any board of insurance, insurance department or insurance commission and any taxing authority or political subdivision) or any instrumentality thereof (including any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned or controlled by or subject to the control of any of the foregoing (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 10.06(h).

“Guarantor” means Anthem Holding Corp., a wholly-owned Subsidiary of the Borrower.

“Guaranty” means the Guaranty made by the Guarantor in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit D.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement or puts and calls on any of the foregoing and with respect to equity securities.

“HMO” means a health maintenance organization (or similar entity) doing business as such (or required to qualify or to be licensed as such) under HMO Regulations.

“HMO Regulation” means all laws, regulations, directives and administrative orders applicable under federal or state law to health maintenance organizations (or similar entities) and any regulations, orders and directives promulgated or issued pursuant thereto.

“HMO Regulator” means any Person charged with the administration, oversight or enforcement of an HMO Regulation and the Blue Cross Blue Shield Association.

“Holdco” means WellPoint Holding Corp., a wholly-owned subsidiary of the Borrower.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Indiana Insurance Law” means the Indiana Insurance Law (Title 27 of the Indiana Code), as the same may be amended or supplemented from time to time.

“Insurance Regulations” means any Laws applicable to an insurance company.

“Insurance Regulator” means any Person charged with the administration, oversight or enforcement of any Insurance Regulation.

“Insurance Subsidiary” means any Subsidiary that is now or hereafter engaged in the insurance business or is an HMO.

“Interest Payment Date” means, (a) as to the Loans when they are Eurodollar Rate Loans, the last day of each Interest Period applicable to such Loans and the Maturity Date; provided, however, that if any Interest Period for the Eurodollar Rate Loans exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to the Loans when they are Base Rate Loans, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to the Loans when they are Eurodollar Rate Loans, the period commencing on the date the Eurodollar Rate Loans (or portion thereof) are converted to or continued as Eurodollar Rate Loans and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Stated Maturity Date.

“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business) or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, partnership interests, notes, debentures or other securities of any other Person made by such Person.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, executive orders, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“License” means any license, certificate of authority, permit or other authorization which is required to be obtained from any Governmental Authority in connection with the operation, ownership or transaction of insurance business.

“Lien” means any security interest, lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement); provided, however, that a “Lien” shall not be deemed to arise from repurchase transactions or reverse repurchase transactions or from programs where the Borrower or any Subsidiary lends securities.

“Liquidity” means an amount equal to (a) the sum of (i) the unrestricted cash, Cash Equivalents and Permitted Investments of the Borrower, all unregulated 100% directly-owned subsidiaries of the Borrower and WellChoice and (ii) the aggregate available and unborrowed amount under all Permanent Credit Facilities minus (b) the aggregate principal amount of outstanding commercial paper issued by the Borrower.

“Loan” has the meaning specified in Section 2.01.

“Loan Documents” means this Agreement, each Note, and the Guaranty.

“Loan Notice” means a notice of (a) the Loans, (b) a conversion of the Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, the Borrower and the Guarantor.

“Margin Stock” has the meaning assigned to such term under Regulation U of the FRB.

“Material Adverse Effect” means any material adverse effect on (a) the business, property, financial condition or operations of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of either of the Loan Parties to perform any of the Obligations or (c) the rights or remedies available to the Lenders under this Agreement.

“Material Insurance Subsidiary” means any Insurance Subsidiary that is a Material Subsidiary.

“Material Subsidiary” means, at any time, any Subsidiary of the Borrower which, together with its Subsidiaries, has either assets or revenues from operations that exceed 10% of the combined assets or combined revenues from operations, respectively, of the Borrower and its Subsidiaries taken as a whole.

“Maturity Date” means the earliest of (a) 364 days after the Closing Date, (b) the second Business Day after the date of the making of the Loans if the certificate of merger with respect to the Merger has not been filed and all conditions set forth in Section 6.2 and 6.3 of the Merger Agreement that are to be satisfied on or immediately prior to the Merger Effective Date have not been satisfied or waived, in each case by the second Business Day after the making of the Loans, and (c) the date of acceleration of the Loans pursuant to Section 8.02.

“Merger” means the merger of Holdco with WellChoice in accordance with Merger Agreement in which Holdco will be the surviving corporation.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of September 27, 2005, among the Borrower, WellChoice and Holdco.

“Merger Effective Date” means the Effective Time (as defined in the Merger Agreement).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which either Loan Party or any member of the Controlled Group is obligated to make contributions.

“NAIC” means the National Association of Insurance Commissioners or any successor thereto, or in lieu thereof, any other association, agency or other organization performing advisory, coordination or other like functions among insurance departments, insurance commissioners and similar Governmental Authorities of the various states of the United States toward the promotion of uniformity in the practices of such Governmental Authorities.

“Net Cash Proceeds” means, with respect to the incurrence or issuance of any Debt, or the sale or issuance of any Equity Interests (including, without limitation, any capital contribution) in any Person, the aggregate amount of cash received from time to time (whether as initial consideration or through payment or disposition of deferred consideration) by or on behalf of such Person for its own account in connection with any such transaction, after deducting therefrom only (without duplication), out-of-pocket expenses, including brokerage commissions, underwriting fees and discounts, legal fees, finder’s fees and other similar fees and commissions.

“Net Income” means, for any computation period, with respect to the Borrower on a consolidated basis with the Subsidiaries, cumulative net income earned during such period as determined in accordance with GAAP.

“Net Tangible Assets” means the consolidated assets of the Borrower and its Subsidiaries, determined in accordance with GAAP less: (i) all current liabilities and minority interests and (ii) goodwill and other intangibles (other than patents, trademarks, licenses, copyrights and other intellectual property and prepaid assets).

“Net Worth” means the consolidated shareholders’ equity of the Borrower determined in accordance with GAAP.

“New Credit Agreements” means one or more unsecured credit agreements with banks and other financial institutions which the Borrower may from time to time enter into.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing the Loan made by such Lender, substantially in the form of Exhibit B.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to the Loans, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes or similar charges or levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means, with respect to the Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any prepayments or repayments of the Loans, as the case may be, occurring on such date.

“Participant” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permanent Credit Facilities” means, as of any date, the Existing 5-Year Credit Agreement or the New Credit Agreements that are in effect on such date.

“Permitted Investments” means readily marketable securities acquired in conformance with the Borrower’s “investment policy” as of the Closing Date or, in the case of any Subsidiary, such Subsidiary’s investment policy as of the Closing Date (a copy of which respective investment policies has been delivered to the Administrative Agent and the Lenders) and any successors or amendments to such investment policies so long as such amendments do not substantially modify such investment policies; provided, however that (i) the amount invested in equity securities (other than such securities of Subsidiaries of the Borrower) at any one time shall not exceed 30% of the amount invested in all securities (other than securities of Subsidiaries of the Borrower) and (ii) the amount invested in repurchase agreements or reverse repurchase agreements at any one time shall not exceed 30% of the amount invested in all securities (other than securities of Subsidiaries of the Borrower).

“Permitted Liens” means, as applied to the Borrower and the Subsidiaries:

(a) any Lien in favor of the Administrative Agent or the Lenders given to secure the payment and performance of the Obligations;

(b) Liens securing obligations in an aggregate amount not in excess of 10% of Net Tangible Assets (determined at the end of the immediately preceding Fiscal Quarter of the Borrower ending on or prior to the date such Lien is created) with the amount of any such obligation determined when the Lien is incurred and, if applicable, when the amount of such obligation is increased (other than as a result of the accrual of interest thereon);

(c) (i) Liens on real estate for real estate taxes not yet delinquent and (ii) Liens for taxes, assessments, judgments, governmental charges or levies, or claims that are not yet due or the non-payment of which is being diligently contested in good faith by appropriate proceedings;

(d) Liens of carriers, warehousemen, mechanics, laborers, and materialmen incurred in the ordinary course of business for sums that are not overdue by more than 60 days or being diligently contested in good faith by appropriate proceedings;

(e) Liens incurred in the ordinary course of business in connection with worker’s compensation and unemployment insurance and other social security laws and regulations;

(f) restrictions on the transfer of assets imposed by any applicable federal, state or local statute, regulation or ordinance;

(g) easements, rights-of-way, zoning restrictions and other similar encumbrances on the use of real property which do not interfere with the ordinary conduct of the business of the Borrower or any Subsidiary, or Liens incidental to the conduct of the business of the Borrower or any Subsidiary or to the ownership of its properties which were not incurred in connection with Debt or other extensions of credit and which do not in the aggregate materially detract from the value of such properties or materially impair their use in the operation of the business of the Borrower or any Subsidiary;

(h) purchase money mortgages or security interests, conditional sale arrangements and other similar security interests (hereinafter referred to individually as a “Purchase Money Security Interest”); provided, however, that:

(i) the transaction in which any Purchase Money Security Interest is proposed to be created is not otherwise prohibited by this Agreement;

(ii) any Purchase Money Security Interest shall attach only to the property or assets acquired in such transaction and shall not extend to or cover any other assets or properties of such Loan Party or Subsidiary; and

(iii) the Debt secured or covered by any Purchase Money Security Interest shall not exceed the cost of the property or asset acquired, including extensions, renewals and replacements thereof (and any interest, fees and premiums payable in connection therewith);

(i) Liens consisting of deposits made by the Borrower or any Insurance Subsidiary with the insurance authority in its jurisdiction of domicile or other statutory Liens or Liens or claims, reserves or contingent payment arrangements imposed or required by applicable insurance law or regulation against the assets of the Borrower or such Insurance Subsidiary or securing regulatory capital or other financial responsibility requirements;

(j) Purchase Money Security Interests in equipment constituting inventory of the Borrower or any Subsidiary which is leased (or held for lease) by the Borrower or such Subsidiary to its customers in the ordinary course of business and other Liens on lease receivables, equipment and cash collateral accounts established in connection therewith;

(k) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(l) Liens securing obligations to share with the federal Center for Medicare and Medicaid Services potential gains from the sale or other disposition of depreciable assets used in the administration of the Medicare program;

(m) Liens on the property or assets prior to the acquisition thereof by the Borrower or any Subsidiary or existing on a Person which becomes a Subsidiary after the date of this Agreement, in each case, securing obligations (and any extension, renewal or replacement thereof that does not increase the outstanding principal amount thereof and any interest, fees and premiums payable in connection therewith) which are not prohibited by this Agreement (after giving effect to the acquisition of such Subsidiary), provided that (i) such Liens existed at the time such Person became a Subsidiary and were not created in anticipation thereof, (ii) any such Lien is not spread to cover any additional property or assets of such corporation after the time such Person becomes a Subsidiary, and (iii) no additional amount of Debt shall be secured by such Liens in reliance upon the provisions of this clause;

(n) Liens arising solely by virtue of any statutory or common law provisions relating to bankers’ liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrower in excess of those set forth by regulations promulgated by the FRB and (ii) such deposit account is not intended by the Borrower or any of its Subsidiaries to provide collateral to the depository institution in respect of specifically identified or contemplated obligations;

(o) any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 7.01; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary (except proceeds thereof) and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (including any interest, fees and premiums payable in connection therewith);

(p) Liens securing obligations in the ordinary course of business of the Borrower and its Subsidiaries owing to securities intermediaries, brokers and other financial institutions where cash and Cash Equivalents of the Borrower and such Subsidiaries are held; and

(q) Liens securing obligations of Debt permitted pursuant to clause (vii) of Section 7.04.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means an employee pension benefit plan, as defined in Section 3(2) of ERISA which is subject to Title IV of ERISA, as to which either Loan Party or any member of the Controlled Group contributes, maintains or sponsors.

“Pre-Commitment Information” has the meaning given in Section 4.01(a)(vi)(D).

“Purchase” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which either Loan Party or any Subsidiary (a) acquires any going business or all or substantially all of the assets of any firm, corporation or division or line of business thereof, whether through purchase of assets, merger or otherwise, or (b) directly or indirectly acquires (in one transaction or as of the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership interests of a partnership.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; provided, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Required Lenders” means, as of any date of determination prior to the making of the Loans, Lenders having more than 50% of the Aggregate Commitments or, as of any date thereafter, Lenders holding in the aggregate more than 50% of the Total Outstandings; provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“SAP” means, with respect to any Insurance Subsidiary, the statutory accounting practices prescribed or permitted by the insurance commissioner (or other similar authority) in the jurisdiction of such Insurance Subsidiary for the preparation of annual statements and other financial reports by insurance companies of the same type as such Insurance Subsidiary in effect from time to time.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities” means the unsecured senior notes or other securities of the Borrower to be issued in connection with the permanent financing of the Merger (and, for the avoidance of any doubt, shall not mean any commercial paper issued by the Borrower pursuant to its commercial paper program).

“SPC” has the meaning specified in Section 10.06(h).

“Stated Maturity Date” means the date that is 364 days after the Closing Date.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Event” means, with respect to a Plan, (a) a Reportable Event, (b) the withdrawal of a Loan Party or any other member of the Controlled Group from such Plan during a plan year in which such Loan Party or member of the Controlled Group was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the termination of such Plan, the filing of a notice of intent to terminate such Plan or the treatment of an amendment of such Plan as a termination under Section 4041 of ERISA, (d) the institution by the PBGC of proceedings to terminate such Plan or (e) any event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, such Plan.

“Threshold Amount” means $125,000,000.

“Total Debt” means, at any time, all Debt that would be required to appear as liabilities on the consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP (including, in any event, surplus notes issued by any Insurance Subsidiary) plus all Contingent Obligations of the Borrower or any Subsidiary in respect of Debt of Persons other than the Borrower or any Subsidiary.

“Total Debt to Capital Ratio” means, at any time, the ratio of (a) the Total Debt at such time to (b) the sum of Total Debt plus the Borrower’s Net Worth at such time.

“Total Outstandings” means the aggregate Outstanding Amount of the Loans.

“Transactions” means the execution, delivery and performance by the Loan Parties of the Loan Documents, the making of the Loans, the use of the proceeds thereof, the completion of the Merger, the issuance of the Securities and the other transactions contemplated hereby.

“Type” means, with respect to the Loans, their character as Base Rate Loans or Eurodollar Rate Loans.

“Unfunded Liability” means the amount (if any) by which the present value of all vested and unvested accrued benefits under a Plan exceeds the fair market value of assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans based on the actuarial assumptions used by the Plan’s actuary in the most recent annual valuation of the Plan.

“United States” and “U.S.” mean the United States of America.

“WellChoice” means WellChoice Inc., a Delaware corporation.

“WellChoice Credit Agreement” means that certain Credit and Guaranty Agreement dated as of October 17, 2002, among WellChoice, Inc. as borrower, Empire HealthChoice Assurance, Inc. and Empire HealthChoice HMO, Inc., as applicants, the lenders party thereto and The Bank of New York, as administrative agent, as amended from time to time.

“WellPoint Notes” means the Guarantor’s Senior unsecured 6 3/8% notes due 2006, issued on June 15, 2001, and the Guarantor’s 6 3/8% Senior notes due 2012, issued on January 16, 2002.

1.02 Other Interpretive Provisions.    With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) Generally.    All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time.

(b) Changes in GAAP.    If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04 Rounding.    Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day.    Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II

THE COMMITMENTS AND THE LOANS

2.01 Loans.    Subject to the terms and conditions set forth herein, each Lender severally agrees to make one loan (such loan, a “Loan” and collectively all such loans, the “Loans”) to the Borrower on the Closing Date in an amount not to exceed such Lender’s Commitment. The Borrower may make only one borrowing under this Agreement, and upon such borrowing, each Lender’s Commitment shall permanently reduce to the principal amount of the Loan made by such Lender. The Loans shall initially be made as Base Rate Loans and thereafter at the Borrower’s option may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02 Loans, Conversions and Continuations of Loans.

(a) The Loans, each conversion of the Loans (or a portion thereof) from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. The notice of the request for the Loans must be received by the Administrative Agent not later than 12:00 p.m. on the requested date of the Loans and shall specify such requested date and the principal amount of the Loans to be borrowed, which shall be in a whole multiple of $1,000,000. Each such notice for conversion of the Loans or continuation of Eurodollar Rate Loans must be received by the Administrative Agent not later than 12:00 p.m. (i) three Business Days prior to the requested date of conversion to or continuation of Eurodollar Rate Loans or (ii) on the requested date of any conversion of Eurodollar Rate Loans to Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by an Authorized Officer of the Borrower. All the Loans at any time shall be either Eurodollar Rate Loans or Base Rate Loans. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a conversion of the Loans from one Type to the other, or a continuation of the Eurodollar Rate Loans, (ii) the requested date of the conversion or continuation, as the case may be (which shall be a Business Day), and (iii) if applicable, the duration of the Interest Period with respect to the Eurodollar Rate Loans or portion thereof. If the Borrower fails to give a timely notice requesting a conversion or continuation, then the Loans shall be converted to Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect. If the Borrower requests a conversion to, or continuation of Eurodollar Rate Loans (or portion thereof) in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender thereof, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). On the Closing Date, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. Upon satisfaction of the applicable conditions set forth in Section 4.01, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) Except as otherwise provided herein, Eurodollar Rate Loans (or the applicable portion thereof) may be continued or converted only on the last day of the respective Interest Period. During the existence of an Event of Default, the Loans may not be converted to or continued as Eurodollar Rate Loans if the Required Lenders shall have prohibited the same in writing to the Administrative Agent and the Borrower.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Loans.

2.03 Prepayments.

(a) Optional.    The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay the Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of Eurodollar Rate Loans shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05, provided, that any prepayment of Base Rate Loans which is made in connection with, or results in, the prepayment in full of all Loans shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(b) Mandatory.    The Borrower shall prepay the Loans, without premium or penalty, (i) to the extent the amount by which the sum of the aggregate undrawn commitments and aggregate outstanding borrowings under the Permanent Credit Facilities exceeds $2,500,000,000 after the date the Loans are made, in an amount equal to such excess, with such prepayment to be made one Business Day after any such excess is determined, and (ii) in an amount equal to 100% of the Net Cash Proceeds from the issuance of the Securities after the date the Loans are made, with such prepayment to be made one Business Day after receipt of such Net Cash Proceeds. Any prepayment of the Loans shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

2.04 Termination or Reduction of Commitments.    The Borrower may, prior to the Closing Date and upon notice to the Administrative Agent, terminate the Aggregate Commitments or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to the date of termination or reduction, and (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage.

2.05 Repayment of Loan.    The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Loans outstanding on such date.

2.06 Interest.

(a) Subject to Section 2.06(b), (i) the principal amount of the Eurodollar Rate Loans shall bear interest for the respective Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the respective Applicable Rate; and (ii) the Base Rate Loans shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Base Rate plus the respective Applicable Rate.

(b) (i) If any principal of or interest on the Loans or any fee or other amount payable by the Loan Parties hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.07 Fees.    The Borrower shall pay to the Administrative Agent for its account fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.08 Computation of Interest and Fees.    All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on the Loans for the day on which the Loans are made, and shall not accrue on the Loans, or any portion thereof, for the day on which the Loans or such portion is paid. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.09 Evidence of Debt.    The Loan made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loan in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loan and payments with respect thereto.

2.10 Payments Generally; Administrative Agent’s Clawback.

(a) General.    All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent.    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of the Loans that such Lender will not make available to the Administrative Agent such Lender’s Loan, the Administrative Agent may assume that such Lender has made such Loan available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its Loan available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent.    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.10(b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent.    If any Lender makes available to the Administrative Agent funds for its Loan as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several.    The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make its Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.04(c).

(e) Funding Source.    Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.

2.11 Sharing of Payments by Lenders.    If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on the Loan made by it resulting in such Lender’s receiving payment of a proportion of the amount of its Loan and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b) the provisions of this Section 2.11 shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.11 shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes.    Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified

Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower.    Without limiting Section 3.01(a), the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower.    The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability, along with calculations of such amounts, delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments.    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders.    Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), on or prior to the Closing Date, or in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 10.06(b) (unless the respective Lender was already a Lender hereunder) immediately prior to such assignment or transfer, on the date of such assignment or transfer to such Lender, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the Closing Date, or in the case of a Foreign Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 10.06(b) (unless the respective Foreign Lender was already a Foreign Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Foreign Lender (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i) duly and validly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly and validly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate (a “Non-Bank Certificate”) to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly and validly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

In addition, each Foreign Lender agrees that from time to time after the Closing Date provided there has not been a Change in Law that makes it unable to do so, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the Borrower new duly completed original signed copies of Internal Revenue Service Form W-8ECI, Form W-8BEN (with respect to the benefits of any income tax treaty), or Form W-8BEN (with respect to the portfolio interest exemption) and a Non-Bank Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Foreign Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note. Notwithstanding anything to the contrary contained in Section 3.01(a), (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Foreign Lender to the extent that such Foreign Lender has not provided to the Borrower United States Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding (or, in the case of a Foreign Lender that has established a reduced rate of withholding, up to such reduced rate) and (y) the Borrower shall not be obligated pursuant to Section 3.01(a) to gross up payments to be made to a Foreign Lender in respect of income or similar taxes imposed by the United States or to indemnify the Administrative Agent or the relevant Foreign Lender pursuant to Section 3.01(c) if such Foreign Lender has not provided the Borrower the Internal Revenue Service Forms required to be provided the Borrower pursuant to this Section 3.01(e).

(f) Treatment of Certain Refunds.    If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 3.01(f) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it reasonably deems confidential) to the Borrower or any other Person.

(g) Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) for United States federal income tax purposes agrees to provide the Borrower with two accurate and complete signed original copies of Internal Revenue Service Form W-9 (Request for Taxpayer Identification Number and Certification), or any successor form, on or prior to the date hereof (or on the date such Lender becomes a Lender hereunder as provided in Section 10.06(b)) and when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate.

(h) If the Borrower is required to pay any Lender any additional amounts pursuant to this Section 3.01, such Lender shall, upon the reasonable request of the Borrower, use reasonable efforts to select an alternative Lending Office which would not result in the imposition of such Taxes or Other Taxes; provided, however, that no Lender shall be obligated to select an alternative Lending Office if such Lender Party determines that (i) as a result of such selection such Lender would be in violation of an applicable law, regulation, or treaty, or would incur unreasonable additional costs or expenses or (ii) such selection would be inadvisable for regulatory reasons or inconsistent with the interests of such Lender.

3.02 Illegality.    If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates.    If the Required Lenders determine that for any reason in connection with any request for a conversion to or continuation of Eurodollar Rate Loans (or any portion thereof) that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period, or (c) the Eurodollar Rate for any requested Interest Period does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a conversion to or continuation of Eurodollar Rate Loans.

3.04 Increased Costs; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));

(ii) change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of maintaining any Eurodollar Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements.    If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company,

if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement.    A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 3.04(a) or (b) and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests.    Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurodollar Rate Loans.    The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of Eurodollar Rate Loans equal to the actual costs of such reserves allocated to such Loans by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loans, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05 Compensation for Losses.    Upon written demand (which demand shall set forth in reasonable detail the basis thereof) of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) except as a result of a default by such Lender, any continuation, conversion, payment or prepayment of the Loans other than a Base Rate Loan on a day other than the last day of the respective Interest Period (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) except as a result of a default by such Lender, any failure by the Borrower (for a reason other than the failure of such Lender to make its Loan) to prepay, continue or convert the Loans other than Base Rate Loans on the date or in the amount notified by the Borrower; or

(c) except as a result of a default by such Lender, any assignment of Eurodollar Rate Loans on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

excluding any loss of anticipated profits but including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded its portion of Eurodollar Rate Loans at the Eurodollar Rate for such Loans by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office.    If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders.    If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

3.07 Survival.    Subject to Section 3.04(d), all of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO LOAN

4.01 Conditions of Loan.    The obligation of each Lender to make its Loan hereunder is subject to satisfaction of the following conditions precedent on or before June 30, 2006.

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by an Authorized Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement and the Guaranty, sufficient in number for distribution to the Administrative Agent, each of the Lenders and the Borrower;

(ii) a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Authorized Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Authorized Officer thereof authorized to act as an Authorized Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party, and such other documents as the Administrative Agent may reasonably require;

(iv) the Organization Documents of each Loan Party and such other documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v) favorable opinions of Baker & Daniels LLP, general counsel of the Loan Parties, and White & Case LLP, special counsel to the Loan Parties, as to the matters set forth in Exhibit E and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

(vi) a certificate signed by an Authorized Officer of the Borrower, dated the Closing Date, certifying (A) that on such date (after giving effect to the applicability of Articles VI and VII) no Default or Event of Default has occurred and is continuing, (B) each of the representations and warranties set forth in Article V is true and correct in all material respects as of such date, (C) the current Debt Ratings, which shall be not less than BBB by S&P and Baa2 by Moody’s, and (D) that (a) all information (taken as a whole) that has been made available to the Administrative Agent, the Arrangers or the

Lenders by or on behalf of the Borrower or any of its representatives in connection with the negotiation of this Agreement and the commitments therefor is accurate in all material respects taken as a whole on such date, except to the extent that such information specifically refers to an earlier date, in which case it shall be accurate in all material respects taken as a whole as of such earlier date, and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading (all such information made available to the Administrative Agent or to the Arrangers prior to September 27, 2005, the “Pre-Commitment Information”);

(vii) evidence that, after giving pro forma effect to the Merger (including the termination of the WellChoice Credit Agreement) (a) the Total Debt to Capital Ratio is not more than 40% and (b) Liquidity is not less than $500,000,000; and

(b) The payment by the Borrower of all accrued and unpaid fees, costs and expenses to the extent due and payable on or prior to the execution of this Agreement, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(c) The anticipated final terms and conditions of each aspect of the Merger, including, without limitation, all tax aspects thereof, shall not have been altered, amended or otherwise changed or supplemented from the form of the draft Merger Agreement previously delivered to the Administrative Agent and the Arrangers dated September 23, 2005, or any condition therein (other than a condition based on a Material Adverse Effect (as defined in the Merger Agreement) on WellChoice) waived, in each case in any respect that is materially adverse to the repayment of the Loans.

(d) The Administrative Agent shall have received satisfactory evidence that, except for the filing of the certificate of merger with respect to the Merger and the conditions set forth in Section 6.2 and 6.3 of the Merger Agreement that are to be satisfied on or immediately prior to the Merger Effective Date and the making of the Loans, all conditions (including the receipt of all necessary governmental approvals) for the effectiveness of the Merger have been satisfied.

(e) Since December 31, 2004, no changes, occurrences or developments shall have occurred regarding the Borrower, WellChoice, any of their Subsidiaries or the Transactions that, either individually or in the aggregate, have had a material adverse effect on the business, results of operations or financial condition of the Borrower and its Subsidiaries (which for this purpose shall include WellChoice and its Subsidiaries), taken as a whole, other than any effect relating to (i) the United States or global economy or securities market in general; (ii) the announcement of the effectiveness of the Merger Agreement or the transactions contemplated thereby; (iii) changes in applicable law or regulations or GAAP or regulatory accounting principles; or (iv) general changes in the health benefits business, provided that with respect to each of (i), (ii), (iii) and (iv), such effect has been no more adverse with respect to the Borrower and its Subsidiaries (which for this purpose shall include WellChoice and its Subsidiaries), taken as a whole, that the effect on comparable health benefits businesses generally.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01 Corporate Existence and Standing.    Each Loan Party and each Material Subsidiary (i) is a corporation, limited liability company or other entity duly organized and validly existing under the laws of the jurisdiction of its incorporation; (ii) has all requisite corporate power, and has all governmental licenses, authorizations, consents and approvals, necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the failure to have such licenses, authorizations, consents and approvals could not reasonably be expected to have a Material Adverse Effect; and (iii) is duly qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary except where the failure so to qualify could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization and Validity.    Each Loan Party has all requisite corporate power and authority and legal right to execute and deliver each Loan Document to which it is party and to perform its obligations thereunder. The execution and delivery by each Loan Party of each Loan Document to which it is party and the performance of its obligations hereunder have been duly authorized by proper corporate proceedings and each Loan Document to which it is party constitutes the legal, valid and binding obligations of the respective Loan Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally which may be in effect and to general principles of equity.

5.03 Compliance with Laws and Contracts.    Each Loan Party is not, and no Subsidiary is, in default under or in violation of any Laws (including the HMO Regulations and Insurance Regulations) or any order, writ, judgment, injunction, decree or award binding upon or applicable to such Loan Party or such Subsidiary, in each case the consequence of which default or violation could reasonably be expected to have a Material Adverse Effect. None of the execution and delivery by either Loan Party of each Loan Document to which it is party, the application of the proceeds of the Loans, or compliance with the provisions of each Loan Document to which it is party will, or at the relevant time did, (i) violate any Law (including HMO Regulations and Insurance Regulations and Regulations U and X of the FRB), order (including HMO Regulations and Insurance Regulations), writ, judgment, injunction, decree or award binding on either Loan Party or any Subsidiary or either Loan Party’s or any Subsidiary’s Organization Documents or (ii) violate the provisions of or require the approval or consent of any party to any indenture, instrument or agreement to which either Loan Party or any Subsidiary is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien (other than Permitted Liens) in, of or on the property of a Loan Party or any Subsidiary pursuant to the terms of any such indenture, instrument or agreement other than such violations and failures to obtain that could not reasonably be expected to result in a Material Adverse Effect.

5.04 Governmental Consents.    No order, consent, approval, qualification, license or authorization of, or filing, recording or registration with, or exemption by, or other action in respect of, any Governmental Authority, including, without limitation, HMO Regulators and Insurance Regulators, or self-regulatory organization is or at the relevant time was necessary or required to authorize, or is or at the relevant time was required in connection with, the execution, delivery, consummation or performance or the legality, validity, binding effect or enforceability of any of the Loan Documents (other than those which the failure to obtain could not reasonably be expected to result in a Material Adverse Effect).

5.05 Financial Statements.    The Borrower has furnished to the Lenders (a) the Audited Financial Statements and (b) the unaudited consolidated financial statements of the Borrower and its Subsidiaries for the Fiscal Quarter ended                      (collectively the “Financial Statements”). Each of the Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present the financial condition of the Borrower and its respective Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and, in the case of such unaudited statements, except for absence of footnotes and normal year-end audit adjustments.

5.06 Properties.    (a) Each Loan Party and each Subsidiary has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for such defects in title that could not reasonably be expected to have a Material Adverse Effect.

(b) Each Loan Party and each Subsidiary owns, or is licensed to use, all trademarks, service marks, tradenames and other intellectual property in connection with the names “Anthem”, “WellPoint”, “WellChoice”, “Blue Cross”, “Blue Shield” and “BCBS”, and the use thereof by the Loan Party or Subsidiary, as applicable, does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.07 Litigation and Environmental Matters.    (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting either Loan Party or any Subsidiary could reasonably be expected, individually or in the aggregate (excluding from such aggregate any Disclosed Matters), to result in a Material Adverse Effect (other than the Disclosed Matters) or that involve this Agreement.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate (excluding from such aggregate any Disclosed Matters), could not reasonably be expected to result in a Material Adverse Effect, neither Loan Party and no Subsidiary (A) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (B) has become subject to any Environmental Liability or (C) has received notice of any claim with respect to any Environmental Liability.

5.08 Taxes.    Each Loan Party and each Subsidiary has filed or caused to be filed on a timely basis (taking into account any extensions granted by the applicable taxing authority) all United States federal and applicable material foreign, state and local Tax returns and all other material Tax returns which are required to be filed and have paid or caused to be paid all Taxes due pursuant to said Tax returns or pursuant to any assessment received by such Loan Party or Subsidiary, except (a) such Taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP and (b) to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.09 ERISA Compliance.    Except as disclosed on Schedule 5.10 or as would not result in a Material Adverse Effect, (i) neither Loan Party nor any other member of the Controlled Group is obligated to contribute to any Multiemployer Plan or has incurred, or is reasonably expected to incur, any withdrawal liability to any Multiemployer Plan, (ii) each Plan complies in all material respects with all applicable requirements of Laws, (iii) neither Loan Party nor any member of the Controlled Group has, with respect to any Plan, failed to make any contribution or pay any amount required under Section 412 of the Code or Section 302 of ERISA or the terms of such Plan that could result in a material liability to the respective Loan Party, (iv) no Plan has any material Unfunded Liability, (v) there are no pending or, to the knowledge of either Loan Party, threatened claims, actions, investigations or lawsuits against any Plan, any fiduciary thereof, or either Loan Party or any member of the Controlled Group with respect to a Plan, (vi) neither Loan Party nor any member of the Controlled Group has engaged in any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Plan which would subject such Person to any liability, (vii) within the last five years neither Loan Party nor any member of the Controlled Group has engaged in a transaction which resulted in a Plan with an Unfunded Liability being transferred out of the Controlled Group and (viii) no Termination Event has occurred or is reasonably expected to occur with respect to any Plan that could result in a material liability to the Loan Parties.

5.10 Federal Reserve Regulations.    Neither Loan Party nor any Subsidiary is engaged, directly or indirectly, principally, or as one of its important activities, in the business of extending, or arranging for the extension of, credit for the purpose of purchasing or carrying Margin Stock. No part of the proceeds of any Loan will be used in a manner which would violate, or result in a violation of, Regulation U or Regulation X of the FRB. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation U or Regulation X. Following the application of the proceeds of the Loans, less than 25% of the value (as determined by any reasonable method) of the assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder, taken as a whole, will be represented by Margin Stock.

5.11 Investment Company.    Neither Loan Party nor any Subsidiary is, or after giving effect to the making of the Loans will be, an “investment company” or a company

“controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.12 Material Agreements.    Other than as disclosed on Schedule 5.13, except to the extent imposed by applicable state Governmental Authorities or except to the extent could not reasonably be expected to have a Material Adverse Effect, neither Loan Party nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other internal corporate restriction which restricts or imposes conditions upon the ability of any Subsidiary to (A) pay dividends or make other distributions on its capital stock, (B) make loans or advances to the Loan Parties, (C) repay loans or advances from the Loan Parties or (D) grant Liens to the Administrative Agent to secure the Obligations.

5.13 Disclosure.    None of the information, exhibits or reports furnished or to be furnished by the Loan Parties or any Subsidiary to the Administrative Agent or to any Lender in connection with the negotiation of this Agreement and the commitments therefor (taken as a whole) contains any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein (taken as a whole) not misleading in light of the circumstances in which the same were made (it being recognized by the Administrative Agent and the Lenders that any projections as to future events are not to be viewed as facts or factual information and that actual results during the period or periods covered thereby may differ from the projected results and such differences may be material).

5.14 Purpose of Loans.    The proceeds of the Loans shall be used to finance in part the Merger and to pay fees and expenses in connection therewith.

ARTICLE VI

AFFIRMATIVE COVENANTS

From the Closing Date, and so long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.11) cause each Subsidiary to:

6.01 Financial Reporting.    Maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with GAAP, consistently applied, and furnish to the Administrative Agent (for distribution to each Lender):

(a) As soon as practicable and in any event within 90 days after the close of each Fiscal Year, the consolidated statements of income, retained earnings and cash flow of the Borrower and its Subsidiaries for such Fiscal Year, and the related consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the preceding Fiscal Year, accompanied by an opinion of Ernst & Young, PricewaterhouseCoopers LLP or such other certified public accountants of recognized standing which are reasonably satisfactory to the Administrative Agent, which opinion shall not be limited as to scope or contain a “going concern” or like qualification or exception and shall state that such financial statements fairly present the consolidated financial condition and results of operations, as the case may be, of the Borrower and its Subsidiaries in accordance with GAAP as at the end of, and for, such Fiscal Year.

(b) As soon as practicable and in any event within 60 days after the close of each of the first three Fiscal Quarters of each Fiscal Year, the consolidated unaudited balance sheets of the Borrower and its Subsidiaries as at the close of each such period and related consolidated statements of income, retained earnings and cash flow for the period from the beginning of such Fiscal Year to the end of such Fiscal Quarter, in each case setting forth in comparative form results of the corresponding period in the preceding Fiscal Year, all certified by a Financial Officer of the Borrower as fairly presenting the consolidated financial condition and results of operations of the Borrower and its Subsidiaries for such period in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes).

(c) Together with the financial statements required by Sections 6.01(a) and (b), a compliance certificate signed by a Financial Officer of the Borrower showing the calculations necessary to determine compliance with Section 7.08 of this Agreement and stating that no Default has occurred, or if a Default has occurred, stating the nature and status thereof and the details of any action taken or proposed to be taken with respect thereto.

(d) As soon as possible and in any event within 10 days after an executive officer of the Borrower knows that any Termination Event that, when taken together with all other Termination Events that have occurred, could result in a Material Adverse Effect has occurred, a statement, signed by a Financial Officer of the Borrower, describing such Termination Event and the action which the Borrower proposes to take with respect thereto.

(e) Promptly upon the filing thereof, copies of all filings and annual, quarterly, monthly or other regular reports which the Borrower or any Subsidiary files with (i) the Securities and Exchange Commission or (ii) to the extent that it contains information indicating that an event or circumstance constituting or resulting in a Material Adverse Effect, the NAIC or any insurance commission or department or analogous Governmental Authority (including, without limitation, any filing made by the Borrower or any Subsidiary pursuant to any insurance holding company act or related rules or regulations).

(f) Such other information regarding the operations, business affairs and financial condition of a Loan Party or Subsidiary or compliance with this Agreement as the Administrative Agent or any Lender may from time to time reasonably request.

Information required to be delivered pursuant to Sections 6.01(a) and (b) and Section 6.01(e)(i) and shall be deemed to have been delivered on the date on which the Borrower provides written notice to the Lenders that such information has been posted on the Borrower’s website on the Internet at http://www.wellpoint.com (or any successor page) or at http://www.sec.gov; provided that such notice may be included in the certificates delivered pursuant to Section 6.01(d); provided further that the Borrower shall deliver paper copies of the information referred to in Section 6.01(d) and that, if any Lender requests delivery thereof, the Borrower shall deliver to such Lender paper copies of the information referred to in Sections 6.01(a) and (b) and Section 6.01(e)(i) within five Business Days after delivery is otherwise required hereunder.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

6.02 Notices.    Notify the Administrative Agent and each Lender promptly, but in any event not later than five Business Days after an executive officer of the Borrower obtains knowledge thereof, of the following:

(a) The occurrence of any Default if such Default is continuing.

(b) The receipt of any notice from any Governmental Authority (including, without limitation, HMO Regulators and Insurance Regulators) (i) of the expiration without renewal, revocation or suspension of, or the institution of any proceedings to revoke or suspend, any License now or hereafter held by the Borrower or any Insurance Subsidiary which is required to conduct insurance business in compliance with all applicable laws and regulations and the expiration, revocation or suspension of which could reasonably be expected to have a Material Adverse Effect or (ii) of the institution of any disciplinary proceedings against or in respect of the Borrower or any Insurance Subsidiary, or the issuance of any order, the taking of any action or any request for an extraordinary audit for cause by any Governmental Authority (including, without limitation, HMO Regulators and Insurance Regulators) which could reasonably be expected to have a Material Adverse Effect.

(c) Any judicial or administrative order limiting or controlling the business of the Borrower or any of its Subsidiaries (and not the industry in which the Borrower or such Subsidiary is engaged generally) which has been issued or adopted which could reasonably be expected to have a Material Adverse Effect.

(d) The commencement of any litigation known by the Borrower which could reasonably be expected to result in a Material Adverse Effect.

6.03 Use of Proceeds.    Use the proceeds of the Loans for the purposes described in Section 5.15. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of Regulation U or Regulation X of the Regulations of the FRB.

6.04 Conduct of Business.    (a) Do all things necessary to remain duly incorporated, validly existing and in good standing in its jurisdiction of incorporation and its jurisdiction of domicile and maintain all requisite authority to conduct its business in each other jurisdiction in which such qualification is required, except where the failure to maintain such qualification could not reasonably be expected to have a Material Adverse Effect, and (b) do all things necessary to renew, extend and continue in effect all Licenses which may at any time and from time to time be necessary for the Borrower or any Insurance Subsidiary to conduct business in compliance with all applicable Laws and/or required under the HMO Regulations or the Insurance Regulations in connection with the ownership or operation of HMOs or insurance companies, except where failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.05 Taxes.    Timely file United States federal and applicable material foreign, state and local Tax returns required by applicable law and pay when due (taking into account any applicable extensions) all Taxes, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP.

6.06 Insurance.    Maintain with financially sound and reputable insurance companies insurance in such amounts and covering such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations or maintain a system or systems of self-insurance or assumption of risk which accords with the practices of similar businesses.

6.07 Compliance with Laws.    Comply in all material respects with the requirements of all Laws (including, without limitation, the HMO Regulations and Insurance Regulations pertaining to fiscal soundness, solvency or financial condition) and all orders, writs, injunctions and decrees applicable to which it may be subject, the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

6.08 Maintenance of Properties.    Do all things necessary to maintain, preserve, protect and keep its property in good repair, working order and condition (ordinary wear and tear and sales and other dispositions permitted under this Agreement excepted), and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times other than those things which the failure to do could not reasonably be expected to have a Material Adverse Effect.

6.09 Inspection.    Permit the Administrative Agent and each Lender, by its respective representatives and agents and subject to such confidentiality restrictions as the Borrower may reasonably impose, to inspect any of the property, corporate books and financial records of the Loan Parties or any Material Subsidiary, to examine and make extracts of the books of accounts and other financial records of the Loan Parties or any Material Subsidiary, and to discuss the affairs, finances and accounts of the Loan Parties and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Administrative Agent or such Lender may designate upon reasonable notice. The Borrower will keep or cause to be kept appropriate records and books of account reflecting its and their business and financial transactions, such entries to be made in accordance with GAAP or SAP, as applicable, consistently applied.

6.10 Payment of Material Obligations.    Pay its obligations (other than under agreements and other instruments evidencing Debt, except where failure to pay such Debt would constitute an Event of Default under Section 8.01(e)), including Tax liabilities, that if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where the validity or amount thereof is being contested in good faith by appropriate proceedings and the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

6.11 Actions Upon the Merger Effective Date.    Upon the Merger Effective Date, take all necessary actions so that all credit facilities of WellChoice (including the WellChoice Credit Agreement) have been, or concurrently with the Merger Effective Date shall be, terminated and pay all obligations then due thereunder, and provide evidence of such termination and payment to the Administrative Agent.

ARTICLE VII

NEGATIVE COVENANTS

From the Closing Date, and so long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied:

7.01 Liens.    The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, create, assume, incur, or permit to exist or to be created, assumed, incurred or permitted to exist, directly or indirectly, any Lien on any of its property, whether now owned or hereafter acquired, except for Permitted Liens.

7.02 Fundamental Changes.    The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, liquidate or dissolve itself (or suffer any liquidation or dissolution) or otherwise wind up, merge or consolidate with any other corporation, or sell, lease or otherwise dispose of all or substantially all of its assets, except that, so long as no Default then exists or would result therefrom:

(a) Subsidiaries which are not Material Subsidiaries may be liquidated or dissolved and their affairs wound up;

(b) a Loan Party or Subsidiary may merge, consolidate or amalgamate with any other Person; provided, that the Borrower or Subsidiary, as the case may be, is the surviving, continuing or resulting Person in such merger, consolidation or amalgamation and, in the case of a Subsidiary, continues to be a Subsidiary;

(c) any Subsidiary may merge into the Borrower or another Subsidiary;

(d) any Subsidiary may sell, lease or otherwise dispose of any of its assets (whether now owned or hereafter acquired and including shares of capital stock, receivables and leasehold interests) to the Borrower or to another Subsidiary;

(e) any Subsidiary (other than the Guarantor) may liquidate or dissolve or the Borrower or any Subsidiary may sell, transfer, lease or otherwise dispose of the assets or stock of any Subsidiary (other than the Guarantor) if, in each case, the Borrower determines in good faith that such liquidation, dissolution or disposition is in the best interests of the Borrower, and

(f) the Borrower and its Subsidiaries may sell immaterial businesses, including Subsidiaries (other than the Guarantor).

7.03 Transactions With Affiliates.    The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, sell or transfer any assets to, or purchase or acquire any assets of, or otherwise engage in any transaction with, any of its respective Affiliates, except in the ordinary course of business and upon fair and reasonable terms no less favorable than the Borrower or Subsidiary could obtain or could be entitled to in an arm’s-length transaction with a Person which is not an Affiliate; provided that for purposes of this Section 7.03, no Subsidiary of the Borrower shall constitute an Affiliate of the Borrower or any of its Subsidiaries.

7.04 Subsidiary Debt.    The Borrower shall not permit the aggregate principal amount of Debt of the Subsidiaries (excluding (i) Debt outstanding on the Closing Date and listed on Schedule 7.04 (and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof), (ii) Debt of the Guarantor in respect of the WellPoint Notes and the Existing 5-Year Credit Agreement, (iii) any Debt of a Subsidiary owed to a Loan Party or another Subsidiary, (iv) Debt of any Person that is acquired after the date hereof to the extent such Debt is existing at the time such Person becomes a Subsidiary (other than Debt incurred solely in contemplation of such Person becoming a Subsidiary), (v) Contingent Obligations of any Subsidiary where the “other Person” referred to in the definition of “Contingent Obligations” is a Subsidiary, but including, without duplication, any guarantee (or obligations having the economic effect of a guarantee) by a Subsidiary of Debt of the Borrower; (vi) Hedging Agreements of any Subsidiary in the ordinary course of business; or (vii) repurchase agreements, reverse repurchase agreements or similar arrangements entered into by any Subsidiary in the ordinary course of business) at any time to exceed $500,000,000.

7.05 Change in Corporate Structure.    The Borrower shall not, nor shall it permit any Material Subsidiary to, directly or indirectly, substantively alter the general character of its business from that conducted by such Person as of the Closing Date.

7.06 Inconsistent Agreements.    The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, enter into any material indenture, agreement, instrument or other material arrangement which, (a) directly or indirectly prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon the ability of any Material Subsidiary to (i) pay dividends or make other distributions on its capital stock, (ii) make loans or advances to a Loan Party or (iii) repay loans or advances from a Loan Party (other than as required by applicable state Governmental Authorities), or (b) contains any provision which would be violated or breached by the making of Loans or by the performance by either

Loan Party of any of the Obligations or the Transactions; provided that the foregoing shall not apply to (i) restrictions and conditions imposed by law, rule, regulation or regulatory administrative agreement or determination or by this Agreement, (ii) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted under this Agreement or (iii) any agreement or other instrument of a Person acquired by the Borrower or any Subsidiary at the time of such acquisition, which restriction is not applicable to any Person, or the assets of any Person, other than the Person so acquired or the assets of the Person so acquired and was not entered into in contemplation of such acquisition.

7.07 ERISA Compliance.    Neither Loan Party nor any member of the Controlled Group shall do the following except as would not, individually or in the aggregate, have a Material Adverse Effect:

(a) engage in any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) with respect to a Plan for which a civil penalty pursuant to Section 502(i) of ERISA or a tax pursuant to Section 4975 of the Code could be imposed;

(b) incur any “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA) or permit any Unfunded Liability with respect to any Plan;

(c) permit the occurrence of any Termination Event with respect to any Plan;

(d) be an “employer” (as such term is defined in Section 3(5) of ERISA) required to contribute to a Multiemployer Plan or a “substantial employer” (as such term is defined in Section 4001(a)(2) of ERISA) required to contribute to any Plan; or

(e) permit the establishment or amendment of any Plan or fail to comply with the applicable provisions of ERISA and the Code with respect to any Plan which could result in liability to either Loan Party or any member of the Controlled Group.

7.08 Financial Covenants.    The Borrower shall maintain a Total Debt to Capital Ratio as of the last day of each Fiscal Quarter after the date hereof of not more than 40%.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default.    Any of the following shall constitute an Event of Default:

(a) Non-Payment.    (i) The Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise; or (ii) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (i)) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days; or

(b) Representations and Warranties.    Any representation or warranty made or deemed made by or on behalf of the Borrower to the Lenders or the Administrative Agent under or in connection with this Agreement or the Transactions, or any certificate or information delivered in connection with this Agreement or the Transactions, shall be false in any material respect on the date as of which made or deemed made; or

(c) Specific Covenants.    The breach by the Borrower or any Subsidiary of any of the terms or provisions of Section 6.02(a), 6.03 or 6.11 or Section 7.01 (to the extent that a Lien was created, assumed, incurred or permitted to exist in violation thereof with the knowledge or approval of a Financial Officer) or Section 7.02 through 7.08, or by any member of the Controlled Group of Section 7.07; or

(d) Other Defaults.    The breach by the Borrower (other than breaches specified in Section 8.01(a), (b) or (c)) of any of the terms or provisions of this Agreement which is not remedied within 30 days after the earlier of (i) the date by which notice of such breach would be required to be given by the Borrower under this Agreement and (ii) written notice from the Administrative Agent or any Lender to the Borrower; or

(e) Cross-Default.    The failure by the Borrower or any Subsidiary to make any payment of principal or interest under any agreement or agreements under which any Debt aggregating in excess of the Threshold Amount was created or is governed when due and payable (beyond any applicable grace period), or the occurrence of any other event or existence of any other condition, the effect of any of which is to cause, or to permit the holder or holders of such Debt to cause, such Debt to become due prior to its stated maturity; or any such Debt of the Borrower or any Subsidiary shall be declared to be due and payable or required to be prepaid (other than by regularly scheduled payment) prior to the stated maturity thereof; provided, that this Section 8.01(e) shall not apply to secured Debt that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Debt where such Debt is paid when due; or

(f) Insolvency Proceedings, Etc.    The Borrower or any of its Material Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make a general assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for all or substantially all of its property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it as bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, rehabilitation, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, or (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 8.01(f); or

(g) Proceedings.    (i) Without the application, approval or consent of the Borrower or any of its Material Subsidiaries, a receiver, trustee, examiner, liquidator, conservator or similar official shall be appointed for the Borrower or any of its Material Subsidiaries or its property, or a proceeding described in Section 8.01(f)(iv) shall be instituted against the Borrower or any of its Material Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days; or

(h) Judgments.    There is entered against the Borrower or any of its Material Subsidiaries a final judgment or order for the payment of money in excess of the Threshold Amount (or multiple judgments or orders for the payment of an aggregate amount in excess of the Threshold Amount) which has not been paid, bonded or otherwise discharged within 60 days after such judgment becomes final and such judgment or order has not been stayed on appeal or is not otherwise being appropriately contested in good faith; provided, however, that any such judgment or order shall not give rise to an Event of Default under this Section 8.01(h) if and for so long as (x) the Borrower or such Material Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (y) (A) the amount of such judgment or order which remains unsatisfied is covered by a valid and binding policy of insurance between the defendant and the insurer covering full payment thereof and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order; or

(i) Change of Control.    There occurs any Change of Control.

8.02 Remedies Upon Event of Default.    If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make its Loan to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender.

8.03 Application of Funds.    After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the

Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01 Appointment and Authority.    Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

9.02 Rights as a Lender.    The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions.    The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent.    The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties.    The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06 Resignation of Administrative Agent.    The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for in this Section 9.06. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided in this Section 9.06). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.07 Non-Reliance on Administrative Agent and Other Lenders.    Each Lender acknowledges that it has, independently and without reliance upon the Administrative

Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc.    Anything herein to the contrary notwithstanding, none of Arrangers, or the Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

ARTICLE X

MISCELLANEOUS

10.01 Amendments, Etc.    No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01 without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, or change the specific Debt Ratings in any Pricing Level in the definition of Applicable Rate that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(e) change Section 2.11 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f) change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(g) release the Guarantor from the Guaranty without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (ii) Section 10.06(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally.    Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.02(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in Section 10.02(b), shall be effective as provided in Section 10.02(b).

(b) Electronic Communications.    Notices and other communications to the Administrative Agent and the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc.    Each of the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent.

(d) Reliance by Administrative Agent and Lenders.    The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies.    No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses.    The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04, or (B) in connection with the Loans made hereunder, during the continuance of any Event of Default.

(b) Indemnification by the Borrower.    The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, penalties and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders.    To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 10.04(a) or (b) to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any

Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this Section 10.04(c) are subject to the provisions of Section 2.09(d).

(d) Waiver of Consequential Damages, Etc.    To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in Section 10.04(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments.    All amounts due under this Section 10.04 shall be payable not later than ten Business Days after demand therefor.

(f) Survival.    The agreements in this Section 10.04 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside.    To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally.    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with Section 10.06(b), (ii) by way of participation in accordance with Section 10.06(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f), or (iv) to an SPC in accordance with Section 10.06(h) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.06(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders.    Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii) any assignment of a Commitment must be approved by the Administrative Agent unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee), provided, that the approval of the Administrative Agent shall not be unreasonably withheld; and

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $2,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire provided that in the event of two or more concurrent assignments to members of the same Assignee Group (which may be effected by a suballocation of an assigned amount among members of such Assignee Group) or two or more concurrent assignments by members of the same Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group), such processing and recordation fee shall be $2,500 in the aggregate for all such assignments, provided, however, that in the event of five or more concurrent assignments of the type detailed in the proviso above, an assignment fee of $500 shall also be payable in respect of each such assignment.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.06(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.06(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c) Register.    The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of the Borrower at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register. An assignee that is a Foreign Lender shall satisfy the requirements of Section 3.01(e).

(d) Participations.    Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to Section 10.06(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.10 as though it were a Lender.

(e) Limitations upon Participant Rights.    A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges.    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments.    The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Special Purpose Funding Vehicles.    Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.09(b)(ii). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC.

(i) Dissenting Lender.    In the event that the Borrower shall request that the Lenders enter into any amendment, modification, consent or waiver with respect to this Agreement or any other Loan Document, and any Lender elects not to enter into such amendment, modification, consent or waiver (each such Lender being a “Dissenting Lender”), then the Borrower shall have the right upon 10 days’ written notice to the Administrative Agent and such Dissenting Lender, to require each such Dissenting Lender to assign 100% of the rights and obligations of the Dissenting Lender at par to any Lender or any other financial institution which satisfies the requirements of Section 10.06 and has been consented to by the Administrative Agent (which consent shall not be unreasonably withheld or delayed). Each such assignment shall be made pursuant to an Assignment and Assumption and shall comply with the other terms of this Section 10.06. The Borrower shall pay to such Dissenting Lender, concurrently with the effectiveness of such assignment, any amounts payable under Section 3.05 of this Agreement that would have been payable, in respect of any assignment of Eurodollar Loans, if the Borrower had voluntarily prepaid the respective Loans. The Dissenting Lender shall not be required to pay any fee relating to such assignment.

10.07 Treatment of Certain Information; Confidentiality.    Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the NAIC), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this

Section 10.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.07 or (y) becomes available to the Administrative Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section 10.07, “Information” means all information or materials received from, or provided by, or on behalf of, the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information or materials that are available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section 10.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as a reasonable Person would accord to its own confidential information.

10.08 Right of Setoff.    If an Event of Default shall have occurred and be continuing, each Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation.    Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness.    This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival of Representations and Warranties.    All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of the making of the Loans, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12 Severability.    If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13 Replacement of Lenders.    If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14 Governing Law; Jurisdiction; Etc.

(a) Governing Law.    This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

(b) Submission to Jurisdiction.    The Borrower and each other Loan Party irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Courts of the State of New York sitting in the County of New York and of the United States District Court of the Southern District of New York, and any appellate Court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State Court or, to the fullest extent permitted by applicable law, in such Federal Court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Loan Party or its properties in the Courts of any jurisdiction.

(c) Waiver of Venue.    The Borrower and each other Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any Court referred to in paragraph (b) of this Section 10.14. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process.    Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.02. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

10.15 USA PATRIOT Act Notice.    Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, and shall cause each of its Subsidiaries to, provide to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lender in maintaining compliance with the Act.

10.16 Entire Agreement.    This Agreement and the other Loan Documents represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties.

[Remainder of Page Intentionally Left Blank]

10.17 Waiver of Jury Trial.    EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

THE BORROWER

WELLPOINT, INC.

By	/s/ R. DAVID KRETSCHMER
Title:	Vice President and Treasurer

THE ADMINISTRATIVE AGENT

BANK OF AMERICA, N.A.

By	/s/ KEVIN L. AHART
Title:	Assistant Vice President

THE JOINT LEAD ARRANGERS AND JOINT BOOK MANAGERS

BANC OF AMERICA SECURITIES LLC

By	/s/ RON C.
Title:	Vice President

GOLDMAN SACHS CREDIT PARTNERS, L.P.

By	/s/ WILLIAM A. ARCHER
Title:	Managing Director

THE CO-DOCUMENTATION AGENTS

CITIGROUP GLOBAL MARKETS INC.

By	/s/ CAROLYN KEE
Title:	Managing Director

MERRILL LYNCH BANK USA

By	/s/ LOUIS ALDER
Title:	Director

THE INITIAL LENDERS

BANC OF AMERICA BRIDGE LLC

By	/s/ B.A. O.
Title:	Managing Director

CITIBANK, N.A.

By	/s/ PETER C. BICKFORD
Title:	Vice President

MERRILL LYNCH BANK USA

By	/s/ LOUIS ALDER
Title:	Director

GOLDMAN SACHS CREDIT PARTNERS, L.P.

By	/s/ WILLIAM A. ARCHER
Title:	Managing Director

CREDIT SUISSE, acting through its Cayman Islands Branch

By	/s/ PAUL L. COLON
Title:	Director

By	/s/ KARIM BLASETTI
Title:	Associate

DEUTSCHE BANK AG NEW YORK BRANCH

By	/s/ FREDERICK W. LAIRD
Title:	Managing Director

By	/s/ MING K. CHU
Title:	Vice President

LEHMAN BROTHERS BANK, FSB

By	/s/ GARY T. TAYLOR
Title:	Senior Vice President

UBS LOAN FINANCE LLC

By	/s/ DORIS MESA
Title:	Associate Director

By	/s/ SAILOZ SIKKA
Title:	Associate Director

THE BANK OF TOKYO-MITSUBISHI, LTD., NEW YORK BRANCH

By	/s/ CHIMIE T. PEMBA
Title:	Authorized Signatory

BNP PARIBAS

By	/s/ CHRIS GRUMBOSKI
Title:	Director

By	/s/ GAVE PLUNKETT
Title:	Vice President

MORGAN STANLEY SENIOR FUNDING, INC.

By	/s/ EUGENE F. MARTIN
Title:	Vice President

SUMITOMO MITSUI BANKING CORPORATION, NEW YORK

By	/s/ YOSHIRO HYAKUTOME
Title:	Joint General Manager

SUNTRUST BANK

By	/s/ STEPHEN MCKENNA
Title:	Senior Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION

By	/s/ JEANETTE A. GRIFFIN
Title:	Director

WELLS FARGO BANK, NATIONAL ASSOCIATION

By	/s/ [ILLEGIBLE]
Title:	Senior Vice President

By	/s/ ELIZABETH S. COLLIN
Title:	Vice President